Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 57589-0007

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

June 30, 2006

EXHIBIT 5.1

The Board of Directors
Lexington Resources Inc.
7473 West Lake Mead Road,
Las Vegas, Nevada, 89128

Dear Sirs:

Lexington Resources Inc. (the "Company")
Registration Statement on Form SB-2

We have acted as legal counsel for Lexington Resources Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of the resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of:

  up to 8,415,000 shares of the Company's common stock held by the Selling Shareholders (the "Shares"); and

  up to 7,650,000 shares of the Company's common stock that can be acquired by the Selling Shareholders upon exercise of certain share purchase warrants (the "Warrants") held by the selling shareholders (the "Warrant Shares").

The Shares and Warrants were purchased by certain of the Selling Shareholders in a series of private placement transactions whereby the Company sold units (the "Units") comprised of one Share and one Warrant, at a price of $1.00 per Unit. Each Warrant entitles the Selling Shareholder to acquire one Warrant Share at a price of $1.25 per share for the term set forth in the Registration Statement. A total of 765,000 of the Shares were issued as payment of finders fees in connection with the sale of the Units.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement on Form SB-2 and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including certified copies of resolutions of the board of directors approving the offering of the Units; (e) the forms of the subscription agreement executed by each subscriber for the Units and the forms of warrant certificate for the Warrants; (f) an Officer's Certificate executed by Vaughn Barbon, Secretary, Treasurer and Chief Financial Officer of the Company; and (g) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (g) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (g) above) that is referred to or incorporated by reference into, the documents reviewed by us.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  The Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  Upon exercise of the Warrants in accordance with their terms and receipt by the Company of payment in full of the exercise price for the purchase of the Warrants Shares, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  We have assumed that at the time the Company is or becomes obligated to issue the Warrant Shares, the Company (i) will have adequate authorized and unissued shares of common stock to fulfill such obligations and (ii) will be in good standing with the Nevada Secretary of State.

  We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; and

  We have assumed that each of the statements made and certified in the attached Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We consent to the use of our opinion as an exhibit to the Registration Statement and further consent to the use of our firm's name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

Lang Michener LLP

Per: /s/ Michael H. Taylor

Michael H. Taylor*
*Licensed to Practice Law in the State of Nevada